Exhibit 99.1

CareTrust REIT Announces Transfer to the New York Stock Exchange

SAN CLEMENTE, Calif., May 10, 2022 (GLOBE NEWSWIRE) – CareTrust REIT, Inc. (Nasdaq:CTRE) today announced the pending transfer of its common stock from the Nasdaq Global Select Market (“Nasdaq”) to the New York Stock Exchange (“NYSE”). The Company expects its common stock to begin trading on the NYSE at market open on May 23, 2022 under its current ticker symbol “CTRE.” The Company’s common stock will continue to trade on Nasdaq until the transfer is complete.

“We are pleased to partner with the New York Stock Exchange as the new home for our common stock listing alongside many of our industry’s most highly-regarded companies,” said Dave Sedgwick, CareTrust’s President and Chief Executive Officer. “We look forward to working with the NYSE to leverage the full benefits of its platform.”

“We are pleased to welcome CareTrust as it transfers its listing to the New York Stock Exchange and joins our leading community of icons and disruptors,” said John Tuttle, Vice Chair and Chief Commercial Officer, NYSE Group.

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, seniors housing and other healthcare-related properties. With a nationwide portfolio of long-term net-leased properties, and a growing portfolio of quality operators leasing them, CareTrust REIT is pursuing both external and organic growth opportunities across the United States. More information about CareTrust REIT is available at www.caretrustreit.com.

Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com